Exhibit 10.03

Form of Internal

Hire Offer Letter

__________ __, 2018

Re:	Offer Letter

Dear ___________:

As you know, we anticipate that Honeywell Homes (“Homes”), a strategic business unit of Honeywell International Inc. (“Honeywell”), will be spun off from Honeywell as an independent public company (the “Company”) on or about                      (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). I am pleased to confirm our offer to you to become the                      of the Company, reporting directly to                     . The role, which will be effective on the Separation Date, is currently based in                     . Your employment with Honeywell (and ultimately the Company) shall be subject to the terms and conditions of this offer letter.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: As of the Separation Date, your annual base salary will be $                    . After the Separation Date, any base salary adjustments shall be made by the Company’s Board of Directors from time to time. Adjustments will be based on your performance and other relevant factors.

Annual Incentive Compensation From the Company: As of the Separation Date, your target incentive compensation opportunity will be         % of your annual cash base salary earnings during the year. For 2018, your incentive compensation award will be prorated based on the number of days your target incentive was         % and the number of days your target incentive will be         %. Incentive compensation awards are paid in the first quarter of the following year.

For the full 2018 performance year, your incentive compensation award shall be paid entirely by the Company (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated as planned.

Annual Long-Term Incentive Awards From the Company: As of the Separation Date, you will be eligible for annual long-term incentive (“LTI”) awards from the Company with an initial target of         % of your base salary earnings. The size and mix of future LTI awards will be determined by the Company’s Board of Directors based on your performance and future career potential. The terms of all LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

[Sign-On Long-Term Incentive Awards From the Company: You will be granted $         worth of Company restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50% in Year 3 and 50% in Year 4, assuming you are still employed by the Company as of such date. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell Homes as an independent public company.]

Honeywell Growth Plan Units: The liability for your award for the 2016-2017 Growth Plan performance cycle shall be paid out in the normal course during the first quarter of 2019. You understand and acknowledge that Honeywell may assign the liability for such amount to the Company and you agree and acknowledge that any such payments received from the Company shall be in full satisfaction of Honeywell’s liability for such payments.

Vested Honeywell Stock Options: You will retain any vested Honeywell stock options. Notwithstanding anything in the Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Stock Incentive Plan”) and governing award agreements to the contrary, you will have the original full remaining term to exercise such vested stock options.

Unvested Honeywell Stock Options: Any Honeywell stock options that were granted prior to 2018 and have not vested as of Separation Date shall be replaced with Company restricted stock units. Such Company restricted stock units shall vest on the same dates as the underlying unvested Honeywell stock options that were replaced.

2018 Honeywell Stock Options: Honeywell stock options granted in 2018 that have not vested as of Separation Date shall be replaced with Company restricted stock units at their original grant date value (i.e., the Black-Scholes value). Such Company restricted stock units shall vest on the same dates as the underlying unvested 2018 Honeywell stock options that were replaced.

Honeywell Time-Based Restricted Stock Units: Any unvested Honeywell time-based restricted stock units shall be replaced with Company restricted stock units. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell restricted stock units.

Honeywell Performance Plan Units: Your Honeywell Performance Plan units for the 2017-2019 performance cycle shall be replaced with Company restricted stock units based upon the then latest estimate of Honeywell performance for the 2017-2019 performance cycle. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell Performance Plan units. Your Honeywell Performance Plan units for the 2018-2020 performance cycle shall be forfeited.

For purposes of this offer letter, unless otherwise noted, whenever Honeywell equity awards are being converted into Company equity awards, such conversion shall be based on (i) the “regular-way” closing price of Honeywell common stock on the last trading day immediately prior to the Separation Date, and (ii) the “when-issued” closing price of Company common stock on the last trading day immediately prior to the Separation Date.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits after the Separation Date:

•	Welfare and Retirement: As provided to other employees of the Company (to be determined).

•	Vacation: As provided to other executives of the Company (to be determined).

•	Executive Severance: As provided to other executives of the Company (to be determined).

[RELOCATION

A condition of the offer is that you agree to relocate to and work out of the Company’s                      location. You will be eligible for relocation assistance in accordance with Company’s Executive Level relocation guidelines. Should you fail to relocate to the Company’s headquarters location within a reasonable period of time, as determined by me in my sole and absolute discretion, you will be treated as having voluntarily resigned from the Company for all purposes, including for severance benefit purposes.]

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you will also be required to execute, in a form substantially similar to the corresponding Honeywell agreements, the Company’s intellectual property and noncompetition agreements prior to the Separation Date.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter via DocuSign.

                    , we are excited to be extending this offer to you and look forward to your anticipated success with the Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Michael Nefkens

President and Chief Executive Officer

Honeywell Homes

Read and Accepted:

[NAME]	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.